Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, which became effective on February 28, 2025, (File No. 333-284990) of Telomir Pharmaceuticals, Inc. of our report dated March 17, 2026 relating to the financial statements of Telomir Pharmaceuticals, Inc. as of December 31, 2025 and 2024 and for the each of the two years in the period ended December 31, 2025, appearing in this Annual Report on Form 10-K of Telomir Pharmaceuticals, Inc. for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 17, 2026